Exhibit 99.1

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2024 RESULTS; ISSUES 2025 GUIDANCE
•Fourth Quarter Sales of $10.1 Billion, Reported Sales Up 7%, Organic1 Sales Up 2%, Exceeding Previous Guidance
•Fourth Quarter Earnings Per Share of $1.96 and Adjusted Earnings Per Share1 of $2.47, Exceeding Previous Guidance
•Full Year Operating Cash Flow of $6.1 Billion and Free Cash Flow1 of $4.9 Billion, at High End of Previous Guidance
•Deployed a Record $14.6 Billion of Capital in 2024, Including $8.9 Billion to Acquisitions
•Expect 2025 Adjusted Earnings Per Share2,3 of $10.10 - $10.50, Up 2% - 6%
•Honeywell Completes Comprehensive Portfolio Review, Plans to Separate Automation and Aerospace, Enabling the Creation of Three Industry-Leading Public Companies

CHARLOTTE, N.C., February 6, 2025 -- Honeywell (NASDAQ: HON) today announced results for the fourth quarter and 2024 that met or exceeded the company's updated full-year guidance. The company also provided its outlook for 2025 and separately announced its Board of Directors completed the comprehensive business portfolio evaluation launched a year ago by chairman and chief executive officer Vimal Kapur and intends to pursue a full separation of Automation and Aerospace Technologies.
The company reported fourth-quarter year-over-year sales growth of 7% and organic1 sales growth of 2%, or 6% excluding the impact of the previously announced Bombardier agreement4, led by double-digit organic1 sales growth in defense and space and building solutions. Despite ongoing macroeconomic challenges, Honeywell's backlog grew 11% to a record $35.3 billion. Earnings per share for the fourth quarter was $1.96, up 3% year over year. Adjusted earnings per share1 was $2.47, down 8% year over year, exceeding previous guidance, or up 9% excluding the $0.45 impact of the Bombardier agreement4. Operating income increased 10% and operating margin expanded 50 basis points to 17.3%. Segment profit1 decreased 8% to $2.1 billion and segment margin1 contracted 350 basis points to 20.9%, or 70 basis points to 23.7% excluding the impact of the Bombardier agreement4. Operating cash flow was $2.3 billion, down 23%, and free cash flow1 was $1.9 billion, down 27%.
For the full year, sales increased 5%, and 3% organically1 (or 4% organically ex. BBD4), exceeding previous guidance. Operating income grew 5% and operating margin remained flat, while segment profit1 grew 1%, (or 6% ex. BBD4), with segment margin1 contraction of 90 basis points (or 20 basis points ex. BBD4), driven by another quarter of strength in long-cycle businesses outpacing short-cycle recovery within Industrial Automation. Honeywell reported full-year earnings per share of $8.71, up 3% year over year. Full year adjusted earnings per share1 increased 4% to $9.89 and increased 9% to $10.34 excluding the $0.45 impact of the Bombardier agreement4.
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Honeywell Q4’24 Results - 2

"We delivered a strong end to a successful year, exceeding the high end of our guidance for fourth quarter sales and adjusted earnings per share1 while navigating a dynamic operating environment," said Vimal Kapur, chairman and CEO of Honeywell. "In 2024, we also made significant progress optimizing Honeywell's portfolio. We completed four strategic bolt-on acquisitions representing $9 billion in capital deployed and announced two key divestitures in alignment with our portfolio simplification strategy, including the planned spin of our Advanced Materials business. As we look toward 2025, I am confident that our revitalized portfolio optimization strategy, established history of operational excellence, and robust installed base will unlock further value creation for our shareholders, customers, and employees."
Honeywell also announced its outlook for 2025. The company expects sales of $39.6 billion to $40.6 billion with organic1 sales growth in the range of 2% to 5%. Segment margin2 is expected to be in the range of 23.2% to 23.6%, with segment margin2 expansion of 60 to 100 basis points. Adjusted earnings per share2,3 is expected to be in the range of $10.10 to $10.50, up 2% to 6%. The company expects operating cash flow of $6.7 billion to $7.1 billion, and free cash flow1 of $5.4 billion to $5.8 billion. Excluding the impact of the Bombardier agreement4, the company expects organic1 sales growth of 1% to 4%, segment margin2 down 10 to up 30 basis points year over year, and adjusted earnings per share2,3 down 2% to up 2% year over year. Guidance assumes a mid-year close of the previously announced sale of the company's Personal Protective Equipment business. A summary of the company's 2025 guidance can be found in Table 1.
Separately, Honeywell announced that its Board of Directors concluded its comprehensive portfolio review and has decided to pursue a separation of its Automation and Aerospace businesses. The planned separation, coupled with the previously announced plan to spin Advanced Materials, will result in three publicly listed industry leaders with distinct strategies and growth drivers. The separation is intended to be completed in the second half of 2026 and in a manner that is tax-free to Honeywell shareholders.
Kapur commented, "The formation of three independent, industry-leading companies builds on the powerful foundation we have created, positioning each to pursue tailored growth strategies, and unlock significant value for shareholders and customers. Our simplification of Honeywell has rapidly advanced over the past year, and we will continue to shape our portfolio to create further shareholder value."

Fourth-Quarter Performance
Honeywell sales for the fourth quarter were up 7% year over year on a reported basis and 2% on an organic1 basis year over year. The fourth-quarter financial results can be found in Tables 2 and 3.
Aerospace Technologies sales for the fourth quarter increased 1% on an organic1 basis year over year, or 11% excluding the impact of the Bombardier agreement4, driven by strong performance in commercial aftermarket and defense and space. Commercial aftermarket led growth in the quarter, up 17% organically as continued demand in air transport drove increased flight activity. Defense and space sales increased 14% organically as a result of ongoing global demand and further supply chain improvements. Segment margin contracted 780 basis points to 20.3% as higher volume leverage and productivity actions were more than offset by the Bombardier agreement4, cost inflation, and mix pressure in our original equipment business. Excluding Bombardier4, segment margin contracted 100 basis points to 27.1%.
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Honeywell Q4’24 Results - 3

Industrial Automation sales were flat on an organic1 basis year over year for the fourth quarter and up 3% sequentially. Process solutions grew 3% organically, the third consecutive quarter of both year over year and sequential growth, driven by continued strength in lifecycle solutions and services. Productivity solutions and services grew a third consecutive quarter and in full year 2024 when excluding the impact of prior year license and settlement payments. Sensing and safety technologies decreased 4% year over year, but the sensing business returned to growth in the quarter. Orders were a bright spot in the quarter, up 7% highlighted by double-digit growth in warehouse and workflow solutions and the sensing portion of sensing and safety technologies. Segment margin contracted 200 basis points to 19.6%, driven by cost inflation, prior year license and settlement payments, and one-time asset write-downs, partially offset by commercial excellence and productivity actions.
Building Automation sales for the fourth quarter were up 8% organically1 year over year. Organic growth of 11% in building solutions was led by mid-teens growth in North America and over 50% growth in the Middle East. Building products grew organically in the fourth quarter, led by double-digit growth in fire products. Overall, Europe returned to growth in the quarter, while high growth regions grew by 14%. Orders grew double digits year over year on an organic basis due to strength in both building solutions and fire products. Segment margin expanded 250 basis points to 26.8% driven by productivity actions, commercial excellence, and benefit from the access solutions acquisition partially offset by cost inflation.
Energy and Sustainability Solutions sales for the fourth quarter grew 1% on an organic1 basis. UOP led growth for ESS, up 3% on robust gas processing solutions and equipment demand. Advanced Materials sales declined 1% organically in the quarter as expected macro-related headwinds in fluorine products were partially offset by continued strength in our specialty chemicals and materials business. Orders grew 19% year over year, the third consecutive quarter of double-digit orders growth. Segment margin contracted 180 basis points to 24.9%, driven by cost inflation and volume deleverage in advanced materials partially offset by commercial excellence and benefit from the LNG acquisition.

About Bombardier Agreement
During the fourth quarter, Honeywell announced the signing of a strategic agreement with Bombardier, a global leader in aviation and manufacturer of world-class business jets, to provide advanced technology for current and future Bombardier aircraft in avionics, propulsion, and satellite communications technologies. The collaboration will advance new technology to enable a host of high-value upgrades for the installed Bombardier operator base, as well as lay innovative foundations for future aircraft. Honeywell estimates the value of this partnership to the company at $17 billion over its life. While the commercial agreement impacted Honeywell's fourth quarter 2024 financials4, the company is confident it will lead to long-term value creation for Honeywell shareholders.

Conference Call Details
Honeywell will discuss its fourth-quarter results and full-year 2025 guidance during an investor conference call starting at 8:30 a.m. Eastern Standard Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

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Honeywell Q4’24 Results - 4

TABLE 1: FULL-YEAR 2025 GUIDANCE2

Sales	$39.6B - $40.6B
Organic[1] Growth	2% - 5%
Segment Margin	23.2% - 23.6%
Expansion	Up 60 - 100 bps
Adjusted Earnings Per Share[3]	$10.10 - $10.50
Adjusted Earnings Growth[3]	2% - 6%
Operating Cash Flow	$6.7B - $7.1B
Free Cash Flow[1]	$5.4B - $5.8B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	FY 2024	FY 2023	Change
Sales	$38,498	$36,662	5%
Organic[1] Growth			3%
Operating Income	$7,441	$7,084	5%
Operating Income Margin	19.3%	19.3%	0 bps
Segment Profit[1]	$8,699	$8,598	1%
Segment Margin[1]	22.6%	23.5%	-90 bps
Reported Earnings Per Share	$8.71	$8.47	3%
Adjusted Earnings Per Share[1]	$9.89	$9.52	4%
Cash Flow from Operations	$6,097	$5,340	14%
Free Cash Flow[1]	$4,933	$4,301	15%
	4Q 2024	4Q 2023	Change
Sales	$10,088	$9,440	7%
Organic[1] Growth			2%
Operating Income	$1,745	$1,583	10%
Operating Income Margin	17.3%	16.8%	50 bps
Segment Profit[1]	$2,110	$2,300	(8)%
Segment Margin[1]	20.9%	24.4%	-350 bps
Reported Earnings Per Share	$1.96	$1.91	3%
Adjusted Earnings Per Share[1]	$2.47	$2.69	(8)%
Cash Flow from Operations	$2,281	$2,955	(23)%
Free Cash Flow[1]	$1,888	$2,591	(27)%

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Honeywell Q4’24 Results - 5

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE TECHNOLOGIES	FY 2024	FY 2023	Change
Sales	15,458	13,624	13%
Organic[1] Growth			11%
Segment Profit	3,988	3,760	6%
Segment Margin	25.8%	27.6%	-180 bps
	4Q 2024	4Q 2023
Sales	3,986	3,673	9%
Organic[1] Growth			1%
Segment Profit	811	1,031	(21)%
Segment Margin	20.3%	28.1%	-780 bps
INDUSTRIAL AUTOMATION	FY 2024	FY 2023	Change
Sales	10,051	10,756	(7)%
Organic[1] Growth			(7)%
Segment Profit	1,962	2,209	(11)%
Segment Margin	19.5%	20.5%	-100 bps
	4Q 2024	4Q 2023
Sales	2,566	2,596	(1)%
Organic[1] Growth			—%
Segment Profit	503	560	(10)%
Segment Margin	19.6%	21.6%	-200 bps
BUILDING AUTOMATION	FY 2024	FY 2023	Change
Sales	6,540	6,031	8%
Organic[1] Growth			2%
Segment Profit	1,681	1,529	10%
Segment Margin	25.7%	25.4%	30 bps
	4Q 2024	4Q 2023
Sales	1,798	1,504	20%
Organic[1] Growth			8%
Segment Profit	482	365	32%
Segment Margin	26.8%	24.3%	250 bps
ENERGY AND SUSTAINABILITY SOLUTIONS	FY 2024	FY 2023	Change
Sales	6,425	6,239	3%
Organic[1] Growth			2%
Segment Profit	1,522	1,487	2%
Segment Margin	23.7%	23.8%	-10 bps
	4Q 2024	4Q 2023
Sales	1,733	1,660	4%
Organic[1] Growth			1%
Segment Profit	431	444	(3)%
Segment Margin	24.9%	26.7%	-180 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

4	4Q24 financial results include impact of the Bombardier Agreement (BBD) announced on December 2, 2024, resulting in a reduction to Sales of $0.4B, Net Income of $0.3B, and Cash Flow of $0.5B.
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Honeywell Q4’24 Results - 6

During the third quarter of 2024, Honeywell concluded the assets and liabilities of the personal protective equipment business (part of the Sensing and Safety Technologies business unit within the Industrial Automation segment) met the held for sale criteria as of September 30, 2024; therefore, Honeywell presented the associated assets and liabilities of the business as held for sale in the Consolidated Balance Sheet as of September 30, 2024. The Company recognized a valuation allowance of $125 million in the third quarter of 2024 to write down the disposal group to fair value, less costs to sell, as well as recorded an impairment charge of $37 million (after tax) on indefinite-lived intangible assets. In the fourth quarter, the Company recognized an increase to the valuation allowance of $94 million.

About Honeywell
Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends – automation, the future of aviation, and energy transition – underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes, or anticipates will or may occur in the future and include statements related to the proposed spin-off of the Company's Advanced Materials business into a stand-alone, publicly traded company and the proposed separation of Automation and Aerospace. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments, and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, supply chain disruptions, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K, and our other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q4’24 Results - 7

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Product sales	$6,949	$6,728	$26,279	$25,773
Service sales	3,139	2,712	12,219	10,889
Net sales	10,088	9,440	38,498	36,662
Costs, expenses and other
Cost of products sold[1]	4,779	4,686	17,227	16,977
Cost of services sold[1]	1,639	1,515	6,609	6,018
Total Cost of products and services sold	6,418	6,201	23,836	22,995
Research and development expenses	426	360	1,536	1,456
Selling, general and administrative expenses[1]	1,405	1,296	5,466	5,127
Impairment of assets held for sale	94	—	219	—
Other (income) expense	(90)	(125)	(830)	(840)
Interest and other financial charges	291	202	1,058	765
Total costs, expenses and other	8,544	7,934	31,285	29,503
Income before taxes	1,544	1,506	7,213	7,159
Tax expense	254	258	1,473	1,487
Net income	1,290	1,248	5,740	5,672
Less: Net income attributable to the noncontrolling interest	5	(15)	35	14
Net income attributable to Honeywell	$1,285	$1,263	$5,705	$5,658
Earnings per share of common stock - basic	$1.98	$1.92	$8.76	$8.53
Earnings per share of common stock - assuming dilution	$1.96	$1.91	$8.71	$8.47
Weighted average number of shares outstanding - basic	650.6	656.5	650.9	663.0
Weighted average number of shares outstanding - assuming dilution	654.8	660.9	655.3	668.2

1
Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q4’24 Results - 8

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2024	2023	2024	2023
Aerospace Technologies	$3,986	$3,673	$15,458	$13,624
Industrial Automation	2,566	2,596	10,051	10,756
Building Automation	1,798	1,504	6,540	6,031
Energy and Sustainability Solutions	1,733	1,660	6,425	6,239
Corporate and all other	5	7	24	12
Total	$10,088	$9,440	$38,498	$36,662

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2024	2023	2024	2023
Aerospace Technologies	$811	$1,031	$3,988	$3,760
Industrial Automation	503	560	1,962	2,209
Building Automation	482	365	1,681	1,529
Energy and Sustainability Solutions	431	444	1,522	1,487
Corporate and All Other	(117)	(100)	(454)	(387)
Total segment profit	2,110	2,300	8,699	8,598
Interest and other financial charges	(291)	(202)	(1,058)	(765)
Interest income[1]	101	80	426	321
Amortization of acquisition-related intangibles[2]	(140)	(76)	(415)	(292)
Impairment of assets held for sale	(94)	—	(219)	—
Stock compensation expense[3]	(41)	(54)	(194)	(202)
Pension ongoing income[4]	162	137	592	528
Pension mark-to-market expense[4]	(126)	(153)	(126)	(153)
Other postretirement income[4]	(2)	10	11	29
Repositioning and other charges[5,6]	(55)	(529)	(244)	(860)
Other income (expense)[7]	(80)	(7)	(259)	(45)
Income before taxes	$1,544	$1,506	$7,213	$7,159

1	Amounts included in Other (income) expense.
2	Amounts included in Cost of products and services sold.
3	Amounts included in Selling, general and administrative expenses.
4
Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component) and Other (income) expense (non-service cost component).

5	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income (expense).
6	Includes repositioning, asbestos, and environmental expenses.
7	Amounts include the other components of Other income/expense not included within other categories in this reconciliation. Equity income (loss) of affiliated companies is included in segment profit.
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Honeywell Q4’24 Results - 9

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$10,567	$7,925
Short-term investments	386	170
Accounts receivable—net	7,819	7,530
Inventories	6,442	6,178
Assets held for sale	1,365	—
Other current assets	1,329	1,699
Total current assets	27,908	23,502
Investments and long-term receivables	1,394	939
Property, plant and equipment—net	6,194	5,660
Goodwill	21,825	18,049
Other intangible assets—net	6,656	3,231
Insurance recoveries for asbestos related liabilities	171	170
Deferred income taxes	238	392
Other assets	10,810	9,582
Total assets	$75,196	$61,525
LIABILITIES
Current liabilities:
Accounts payable	$6,880	$6,849
Commercial paper and other short-term borrowings	4,273	2,085
Current maturities of long-term debt	1,347	1,796
Accrued liabilities	8,348	7,809
Liabilities held for sale	408	—
Total current liabilities	21,256	18,539
Long-term debt	25,479	16,562
Deferred income taxes	1,787	2,094
Postretirement benefit obligations other than pensions	112	134
Asbestos related liabilities	1,325	1,490
Other liabilities	6,076	6,265
Redeemable noncontrolling interest	7	7
Shareowners’ equity	19,154	16,434
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$75,196	$61,525

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Honeywell Q4’24 Results - 10

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities
Net income	$1,290	$1,248	$5,740	$5,672
Less: Net income attributable to noncontrolling interest	5	(15)	35	14
Net income attributable to Honeywell	1,285	1,263	5,705	5,658
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities
Depreciation	171	166	671	659
Amortization	206	135	663	517
Loss (gain) on sale of non-strategic businesses and assets	1	(5)	1	(5)
Impairment of assets held for sale	94	—	219	—
Repositioning and other charges	55	529	244	860
Net payments for repositioning and other charges	(150)	(136)	(479)	(459)
NARCO Buyout payment	—	—	—	(1,325)
Pension and other postretirement income	(33)	4	(476)	(406)
Pension and other postretirement benefit payments	(7)	(13)	(32)	(38)
Stock compensation expense	41	54	194	202
Deferred income taxes	(187)	(15)	(233)	153
Other	24	(283)	(617)	(837)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	122	302	(96)	(42)
Inventories	(71)	(178)	(304)	(626)
Other current assets	176	(124)	371	17
Accounts payable	237	422	95	518
Accrued liabilities	317	834	171	494
Net cash provided by operating activities	2,281	2,955	6,097	5,340
Cash flows from investing activities
Capital expenditures	(393)	(364)	(1,164)	(1,039)
Proceeds from disposals of property, plant and equipment	—	22	—	43
Increase in investments	(379)	(156)	(1,077)	(560)
Decrease in investments	306	163	870	971
Receipts from settlements of derivative contracts	344	(206)	94	6
Cash paid for acquisitions, net of cash acquired	(1,833)	(2)	(8,880)	(718)
Proceeds from sales of businesses, net of fees paid	—	4	—	4
Net cash used for investing activities	(1,955)	(539)	(10,157)	(1,293)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	4,322	2,264	13,838	12,991
Payments of commercial paper and other short-term borrowings	(3,101)	(2,179)	(11,578)	(13,663)
Proceeds from issuance of common stock	188	45	537	196
Proceeds from issuance of long-term debt	1	1	10,408	2,986
Payments of long-term debt	(431)	(321)	(1,812)	(1,731)
Repurchases of common stock	(455)	(1,528)	(1,655)	(3,715)
Cash dividends paid	(741)	(711)	(2,902)	(2,855)
Other	(2)	93	3	28
Net cash provided by (used for) financing activities	(219)	(2,336)	6,839	(5,763)
Effect of foreign exchange rate changes on cash and cash equivalents	(184)	75	(137)	14
Net increase (decrease) in cash and cash equivalents	(77)	155	2,642	(1,702)
Cash and cash equivalents at beginning of period	10,644	7,770	7,925	9,627
Cash and cash equivalents at end of period	$10,567	$7,925	$10,567	$7,925

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Honeywell Q4’24 Results - 11

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes the change to adjust for amortization of acquisition-related intangibles and certain acquisition- and divestiture-related costs provides investors with a more meaningful measure of its performance period to period, aligns the measure to how management will evaluate performance internally, and makes it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q4’24 Results - 12

Honeywell International Inc.
Reconciliation of Organic Sales Percent Change
(Unaudited)

	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2024
Honeywell
Reported sales percent change	7%	5%
Less: Foreign currency translation	—%	—%
Less: Acquisitions, divestitures and other, net	5%	2%
Organic sales percent change	2%	3%

Aerospace Technologies
Reported sales percent change	9%	13%
Less: Foreign currency translation	—%	—%
Less: Acquisitions, divestitures and other, net	8%	2%
Organic sales percent change	1%	11%

Industrial Automation
Reported sales percent change	(1)%	(7)%
Less: Foreign currency translation	(1)%	(1)%
Less: Acquisitions, divestitures and other, net	—%	1%
Organic sales percent change	—%	(7)%

Building Automation
Reported sales percent change	20%	8%
Less: Foreign currency translation	—%	(1)%
Less: Acquisitions, divestitures and other, net	12%	7%
Organic sales percent change	8%	2%

Energy and Sustainability Solutions
Reported sales percent change	4%	3%
Less: Foreign currency translation	(1)%	—%
Less: Acquisitions, divestitures and other, net	4%	1%
Organic sales percent change	1%	2%
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q4’24 Results - 13

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Operating income	$1,745	$1,583	$7,441	$7,084
Stock compensation expense[1]	41	54	194	202
Repositioning, Other[2,3]	73	569	292	952
Pension and other postretirement service costs[3]	17	17	65	66
Amortization of acquisition-related intangibles[4]	140	76	415	292
Acquisition-related costs[5]	—	1	25	2
Indefinite-lived intangible asset impairment[1]	—	—	48	—
Impairment of assets held for sale	94	—	219	—
Segment profit	$2,110	$2,300	$8,699	$8,598

Operating income	$1,745	$1,583	$7,441	$7,084
÷ Net sales	$10,088	$9,440	$38,498	$36,662
Operating income margin %	17.3%	16.8%	19.3%	19.3%
Segment profit	$2,110	$2,300	$8,699	$8,598
÷ Net sales	$10,088	$9,440	$38,498	$36,662
Segment profit margin %	20.9%	24.4%	22.6%	23.5%

1	Included in Selling, general and administrative expenses.
2	Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges.
3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Included in Cost of products and services sold.
5	Included in Other (income) expense. Includes acquisition-related fair value adjustments to inventory and third-party transaction and integration costs.
We define operating income as net sales less total cost of products and services sold, research and development expenses, impairment of assets held for sale, and selling, general and administrative expenses. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q4’24 Results - 14

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023	2025E
Earnings per share of common stock - diluted[1]	$1.96	$1.91	$8.71	$8.47	$9.39 - $9.79
Pension mark-to-market expense[2]	0.15	0.19	0.14	0.19	No Forecast
Amortization of acquisition-related intangibles[3]	0.16	0.09	0.49	0.35	0.70
Acquisition-related costs[4]	0.02	—	0.09	0.01	0.01
Divestiture-related costs[5]	0.04	—	0.04	—	No Forecast
Russian-related charges[6]	—	—	0.03	—	—
Net expense related to the NARCO Buyout and HWI Sale[7]	—	—	—	0.01	—
Adjustment to estimated future Bendix liability[8]	—	0.49	—	0.49	—
Indefinite-lived intangible asset impairment[9]	—	—	0.06	—	—
Impairment of assets held for sale[10]	0.14	—	0.33	—	—
Adjusted earnings per share of common stock - diluted	$2.47	$2.69	$9.89	$9.52	$10.10 - 10.50

1
For the three months ended December 31, 2024, and 2023, adjusted earnings per share utilizes weighted average shares of approximately 654.8 million and 660.9 million, respectively. For the twelve months ended December 31, 2024, and 2023, adjusted earnings per share utilizes weighted average shares of approximately 655.3 million and 668.2 million, respectively. For the twelve months ended December 31, 2025, expected earnings per share utilizes weighted average shares of approximately 649 million.

2	Pension mark-to-market expense uses a blended tax rate of 25%, net of tax benefit of $31 million, for 2024 and a blended tax rate of 18%, net of tax benefit of $27 million, for 2023.
3	For the three months ended December 31, 2024, and 2023, acquisition-related intangibles amortization includes approximately $108 million and $62 million, net of tax benefit of approximately $32 million and $14 million, respectively. For the twelve months ended December 31, 2024, and 2023, acquisition-related intangibles amortization includes $324 million and $231 million, net of tax benefit of approximately $91 million and $61 million, respectively. For the twelve months ended December 31, 2025, expected acquisition-related intangibles amortization includes approximately $450 million, net of tax benefit of approximately $110 million.
4	For the three months ended December 31, 2024, and 2023, the adjustment for acquisition-related costs, which are principally comprised of third-party transaction and integration costs, is approximately $13 million, and $2 million, net of tax benefit of approximately $3 million and $0 million, respectively. For the twelve months ended December 31, 2024, and 2023, the adjustment for acquisition-related costs, which are principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $59 million and $7 million, net of tax benefit of approximately $16 million and $2 million, respectively. For the twelve months ended December 31, 2025, the expected adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs, is approximately $5 million, net of tax benefit of approximately $0 million.
5	For the three and twelve months ended December 31, 2024, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, is approximately $23 million, net of tax benefit of approximately $6 million.
6
For the twelve months ended December 31, 2024, the adjustment is a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia. For the twelve months ended December 31, 2023, the adjustment was a $3 million benefit, without tax expense.

7	For the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale.
8	Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the three and twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount was attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
9	For the twelve months ended December 31, 2024, the impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business was $37 million, net of tax benefit of $11 million.
10	For the three and twelve months ended December 31, 2024, the impairment charge of assets held for sale was $94 million and $219 million, respectively, without tax benefit.
Note: Amounts may not foot due to rounding

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Honeywell Q4’24 Results - 15

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share (Continued)
(Unaudited)

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense or the divestiture-related costs. The pension mark-to-market expense is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The divestiture-related costs are subject to detailed development and execution of separation restructuring plans for the announced separation of Automation and Aerospace Technologies. We therefore do not include an estimate for the pension mark-to-market expense or divestiture-related costs. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q4’24 Results - 16

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024
Cash provided by operating activities	$2,281	$2,955	$6,097
Capital expenditures	(393)	(364)	(1,164)
Free cash flow	$1,888	$2,591	$4,933

We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q4’24 Results - 17

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2025(E) ($B)
Cash provided by operating activities	~$6.7 - $7.1
Capital expenditures	~(1.3)
Free cash flow	~$5.4 - $5.8
We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.